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

                                                                 Exhibit 12


              American General Finance, Inc. and Subsidiaries

                    Ratio of Earnings to Fixed Charges



                                                       Three Months Ended
                                                            March 31,
                                                       1994          1993
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes and cumulative effect of
    accounting changes                               $ 86,018      $ 77,317
  Interest expense                                     93,025        95,650
  Implicit interest in rents                            2,751         2,530

Total earnings                                       $181,794      $175,497

Fixed charges:

  Interest expense                                   $ 93,025      $ 95,650
  Implicit interest in rents                            2,751         2,530

Total fixed charges                                  $ 95,776      $ 98,180


Ratio of earnings to fixed charges                       1.90          1.79
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